As filed with the Securities and Exchange Commission on July 3, 2002

Registration No. 333-88390

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST- EFFECTIVE AMENDMENT NO. 1 ON
FORM S-8 TO FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CADENCE DESIGN SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0148231 (I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5
San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Options Assumed by Cadence Design Systems, Inc.
Originally Granted Under the
Simplex Solutions, Inc. 1995 Stock Plan,
Simplex Solutions, Inc. 2001 Incentive Stock Plan,
Simplex Solutions, Inc. 2002 Nonstatutory Stock Option Plan
and
Altius Solutions, Inc. 1999 Plan
(Full titles of the Plans)

R.L. Smith McKeithen
Senior Vice President, General Counsel and Secretary
Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5, San Jose, California 95134
(Name and Address of Agent for Service)
(408) 943-1234

(Telephone number, including area code, of agent for service)

Copies to:

Gregory J. Conklin, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street, 31st Floor
San Francisco, California 94104
(415) 393-8200

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered(1)	Registered(2)(3)	per Share(4)	Offering Price(4)	Fee(4)(5)

Common Stock, par value $.01 per share	4,527,600 shares	$14.70	$66,555,720	$0

(1)	Includes, with respect to each share of Common Stock, Rights, pursuant to the Registrant’s Amended and Restated Rights Agreement, dated as of February 1, 2000, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. Until a triggering event thereunder, the Rights trade with, and cannot be separated from, the Common Stock.

(2)	Shares subject to options assumed as of June 27, 2002. Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of Common Stock which become issuable under the Simplex Solutions, Inc. 1995 Stock Plan, the Simplex Solutions, Inc. 2001 Incentive Stock Plan, the Simplex Solutions, Inc. 2002 Nonstatutory Stock Option Plan, or the Altius Solutions, Inc. 1999 Plan (collectively, the “Assumed Option Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Cadence Design Systems, Inc. Common Stock.

(3)	The Registrant previously registered 19,236,476 shares of its common stock, par value $.01 per share, under its Registration Statement on Form S-4 (No. 333-88390) (the “Form S-4”), which was declared effective on May 28, 2002. The number of shares registered under the Form S-4 was based on the maximum number of shares of common stock of Cadence and options to purchase Cadence common stock issuable pursuant to the merger in exchange for shares of Simplex common stock and options to purchase Simplex common stock.

(4)	Calculated solely for purposes of calculating the amount of the registration fee under Rule 457(c) The price per share and aggregate offering price are based upon the average of the high and low sales price of Registrant’s Common Stock on June 26, 2002 as reported on the New York Stock Exchange.

(5)	A registration fee of $31,950 was previously paid in connection with the registration of 19,236,476 shares of the Registrant’s common stock under the Form S-4. The registration fee paid under the Form S-4 was calculated pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). As the shares subject to options to purchase Simplex common stock assumed by the Registrant were included in the Form S-4 for which a registration fee of $31,950 was paid with the Form S-4, no fee is payable herewith.

The shares of common stock subject to options registered hereunder have been assumed by Cadence Design Systems, Inc. (“Cadence” or the “Registrant”) pursuant to an Agreement and Plan of Merger, dated as of April 24, 2002, by and among Cadence, Zodiac Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Cadence, and Simplex Solutions, Inc., a Delaware corporation (“Simplex”). These options were originally granted to directors, employees and consultants of Simplex and/or Simplex’s subsidiaries under the Assumed Option Plans and registered by Simplex on certain registration statements on Form S-4.

PART II Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertaking
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001, including all material incorporated by reference therein;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2002, including all material incorporated by reference therein;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 27, 2002 and June 28, 2002;

(d)	The description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 29, 1990; and

(e)	The description of the Registrant’s Preferred Share Purchase Rights set forth in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 16, 1996.

     All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

INFORMATION REGARDING FINANCIAL STATEMENTS
INCORPORATED BY REFERENCE INTO THIS
REGISTRATION STATEMENT

     On March 22, 2002, we announced that we had appointed KPMG LLP to replace Arthur Andersen LLP (“Andersen”) as our independent auditors. Our consolidated balance sheets as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years in the period ended December 29, 2001, incorporated by reference in this registration statement have been audited by Andersen, as stated in their report dated March 11, 2002, which is incorporated by reference herein. After reasonable efforts, we have been unable to obtain Andersen’s consent to the incorporation by reference into this registration statement of its report with respect to these financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this registration statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Securities Act. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Andersen.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article VII of the Registrant’s currently effective Certificate of Incorporation eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (a) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business entities (including, for example, subsidiaries of the Registrant) at the Registrant’s request (such directors, officers and other persons are collectively, “Covered Persons”), to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (b) the Registrant is required to advance expenses, as incurred to such Covered Persons in connection with defending a proceeding; (c) the indemnitee(s) of the Registrant have the right to bring suit, and to be paid the expenses of prosecuting such suit if successful, to enforce the rights to indemnification under the Bylaws or to advancement of expenses under the Bylaws; (d) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (e) the Registrant is required to maintain director and officer liability insurance to the extent reasonably available; and (f) the Registrant may not retroactively amend the Bylaws indemnification provision in a way that is adverse to such Covered Persons.

     The Registrant has entered into indemnity agreements with each of its executive officers and directors that provide the maximum indemnity allowed to officers and directors by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. The Registrant also maintains a limited amount of director and officer insurance. The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its officers or directors, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liability arising under the Securities Act of 1933, as amended (the “1933 Act”).

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1(a)	Instruments Defining Rights of Stockholders. Reference is made to the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 29, 1990 incorporated by reference pursuant to Item 3(d)

(b)	The description of the Registrant’s Preferred Share Purchase Rights. Reference is made to Exhibit 1A, 1B and 1C to the Registrant’s Current Report on Form 8-A filed with the Commission on February 16, 1996 incorporated by reference pursuant to Item 3(h)

4.2	Specimen Certificate of Cadence Design System, Inc.’s Common Stock (incorporated by reference to Exhibit 4.01 to Cadence Design System, Inc.’s Form S-4 Registration Statement (No. 33-43400) filed October 17, 1991)

4.3	Amended and Restated Rights Agreement, dated as of February 1, 2000 by and between Cadence Design Systems, Inc. and ChaseMellon Shareholder Services, L.L.C., which includes as exhibits thereto the Certificate of Designation for the Series A Junior Participating Preferred Stock, the form of Rights Certificate, and the Summary of Rights to Purchase Preferred Shares (incorporated by reference to Exhibit 4.02 to Cadence Design System, Inc.’s Form 10-K for the fiscal year ended January 1, 2000).

5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

99.1	Simplex Solutions, Inc. 1995 Stock Plan.

99.2	Simplex Solutions, Inc. 2001 Incentive Stock Plan.

99.3	Simplex Solutions, Inc. 2002 Nonstatutory Stock Option Plan.

99.4	Altius Solutions, Inc. 1999 Plan.

Item 9. Undertaking

     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering under the Assumed Stock Plans.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions incorporated by reference in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 28th day of June, 2002

CADENCE DESIGN SYSTEMS, INC.
By:	/s/William Porter

William Porter Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	* H. Raymond Bingham	President, Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2002

	/s/ William Porter William Porter	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 28, 2002

	* Donald L. Lucas	Chairman of the Board of Directors	June 28, 2002

	* Susan L. Bostrom	Director	June 28, 2002

	* Dr. Leonard Y.W. Liu	Director	June 28, 2002

	* Dr. Alberto Sangiovanni-Vincentelli	Director	June 28, 2002

	* George M. Scalise	Director	June 28, 2002

	* Dr. John B. Shoven	Director	June 28, 2002

By:	/s/ William Porter

William Porter Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1(a)	Instruments Defining Rights of Stockholders. Reference is made to the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 29, 1990 incorporated by reference pursuant to Item 3(d)

(b)	The description of the Registrant’s Preferred Share Purchase Rights. Reference is made to Exhibit 1A, 1B and 1C to the Registrant’s Current Report on Form 8-A filed with the Commission on February 16, 1996 incorporated by reference pursuant to Item 3(h)

4.2	Specimen Certificate of Cadence Design System, Inc.’s Common Stock (incorporated by reference to Exhibit 4.01 to Cadence Design System, Inc.’s Form S-4 Registration Statement (No. 33-43400) filed October 17, 1991)

4.3	Amended and Restated Rights Agreement, dated as of February 1, 2000 by and between Cadence Design Systems, Inc. and ChaseMellon Shareholder Services, L.L.C., which includes as exhibits thereto the Certificate of Designation for the Series A Junior Participating Preferred Stock, the form of Rights Certificate, and the Summary of Rights to Purchase Preferred Shares (incorporated by reference to Exhibit 4.02 to Cadence Design System, Inc.’s Form 10-K for the fiscal year ended January 1, 2000).

5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

99.1	Simplex Solutions, Inc. 1995 Stock Plan.

99.2	Simplex Solutions, Inc. 2001 Incentive Stock Plan.

99.3	Simplex Solutions, Inc. 2002 Nonstatutory Stock Option Plan.

99.4	Altius Solutions, Inc. 1999 Plan.